Exhibit 10.1

SEPARATION

AGREEMENT AND RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS (“Agreement”) is made as of March 26, 2010 by Tony Grossi (“Employee” or “You”) concerning your resignation from and release of claims against The Macerich Company (“Company”) or any of its client organizations.

1.             Recitals.

a.             Company and Employee have reached an amicable and mutual resolution of issues regarding Employee’s employment which resolution includes your resignation from all employment with the Company, effective as of April 30, 2010 (the “Separation Date”), in exchange for the consideration described below from Company.

b.             You acknowledge that by this Agreement you will be agreeing to a general release of all claims arising from and in any way related to your employment with Company through the date of this Agreement and in any way related to your employment with Company.

In consideration of the covenants, representations, warranties and releases made in this Agreement, and for good and sufficient consideration, as detailed below.

2A.          Employment Relationship with the Company.

You will remain an active Company employee through the Separation Date which is April 30, 2010 (the “Employment Period”).  During the Employment Period, you will continue to receive your base salary and associated benefits, in accordance with the Company’s regular and usual payroll and benefits practices and subject to applicable payroll and benefits deductions.

Effective at the close of business on the Separation Date, you are resigning from all employment with the Company.  In addition to receiving your base salary and associated benefits through the Employment Period, you will be paid for any accrued but unused vacation and personal days.  On the Separation Date, you will receive your final regular paycheck.  In regard to Profit Sharing/401(k) Plans and Deferred Compensation Plan, eligibility will terminate effective on the Separation Date.  Marsha Chappell and Scott Kingsmore are the respective contacts for additional information under these Plans.

As you are currently enrolled in the Company’s medical and dental plans, you will have the right to convert to COBRA at your own expense, with the coverage you currently are enrolled in.  Your current medical and dental coverage will remain active through the Separation Date.  If you choose to elect COBRA conversion, the first date of coverage under COBRA will be May 1, 2010.  COBRA notification (which will detail your rights, response deadlines, cost, and payment procedures) will be mailed to you from our third party administrator.  Please keep in mind that if you want coverage beyond the Separation Date, you must initiate the enrollment process.  Luisa Sheldon is the contact for COBRA information.

2B.         Consulting Agreement.

Effective at the close of business on the Separation Date, at your option, you and the Company will enter into a consulting arrangement which will run for the period of time from the Separation Date through January 31, 2011 pursuant to the terms and conditions set forth in the form of Consulting Agreement attached hereto as Exhibit A.

2C.         Vesting of Restricted Stock and LTIPs.

Even though you are resigning from employment, this agreement confirms that the Compensation Committee of the Board of Directors has by resolution approved the continuing vesting of the service-based LTIPs granted to Employee on March 7, 2008 and the service-based restricted stock units granted to Employee on March 6, 2009, respectively, on the scheduled dates set forth in such grants as though you were continuing to be employed by the Company through such vesting dates and even in the case of your death, disability or changes to the current Macerich 2003 Comp Equity Incentive Plan.  You acknowledge that you understand that the LTIPs that were granted to you in January 2007 (all of which have already vested), and the LTIPs granted to you on March 7, 2008, (2/3 of which have already vested and 1/3 of which will vest on March 31, 2011) have not “booked up”, and that until they book up, if ever, they cannot be converted into regular Macerich OP Units, Macerich stock, or cash.

2D.         2010 Bonus.

Notwithstanding any contrary provisions of the Company’s annual bonus plan or otherwise, at the time when annual bonuses are paid to the Company’s other Executive Officers for the 2010 calendar year, even in the case of death, disability or changes to the current Macerich 2003 Comp Equity Incentive Plan, you shall be paid $300,000, which represents a proportionate share of a full year Target level bonus for 2010.

2E.         Consideration.

All payments are subject to normal payroll withholdings applicable to such sums.  The consideration set forth in this Agreement is in lieu of any and all payments and/or other consideration of any kind which at any time has been the subject of any prior discussions, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise including, without limitation, future wage and benefit claims.

3A.          Employee’s Release of All Claims.

a.             You make this Agreement on behalf of yourself and your ancestors, descendants, spouse, dependents, and your executors, heirs, administrators, assigns and anyone else claiming by, through or under yourself.

b.             In exchange for the consideration provided to you as described in paragraph 2 above, you hereby agree to fully release, waive and forever discharge Company and all of Company’s related, affiliated and client entities (including corporations, limited liability companies, partnerships and joint ventures) and with respect to each of the Company and its related, affiliated and client entities:

i)              their members, parents, subsidiaries, affiliates, predecessors, successors and associates, participants, present and former, and each of them, and

ii)             their directors, shareholders, partners, officers, agents, owners, attorneys, servants, employees, trustees, plan administrators, fiduciaries, representatives and assigns, past and present, and each of them, all of which together and collectively are hereinafter referred to as (“Company Releasees”).

c.             This full release and discharge is effective with respect to all claims, promises, causes of action or similar rights of any type, known or unknown, which you ever had, now have or may hereafter claim to have had, against the Company Releasees.

d.             Without limiting the generality of the description in subparagraph 3c above, the claims herein released include, but are not limited to, claims based upon:

i)              violations of Title VII of the Civil Rights Act of 1964;

ii)             California statutory or decisional law, including the state wage and hour law, and state Fair Employment and Housing law pertaining to employment discrimination, wrongful discharge or breach of public policy (excepting therefrom, however, claims for indemnity under Labor Code Section 2802);

iii)            and all state, federal and local laws as well as common law for breach of contract, wrongful termination, employment discrimination, negligent or intentional infliction of emotional distress, defamation, fraud, concealment, false promise, negligent misrepresentation, intentional interference with contractual relations, breach of the covenant of good faith and fair dealing, and misrepresentation;

iv)           all non-qualified employee benefits plans, promises or agreements, and any and all severance plans, promises, arrangements and representations; and

v)            the Age Discrimination in Employment Act.

e.             You hereby agree that no action, suit or proceeding has been brought or complaint filed or initiated by you or any executor, heir, administrator or assign of yours in any court, or with any governmental body or commission with respect to any matter or course of action based upon any facts that might have occurred prior to the date of this Agreement whether known to you now or discovered by you hereafter, nor have you assigned or transferred any claim being released hereby or purported to do so.

3B.          Covenants by Employee.

a.             Employee shall through and following the date of this Agreement:

i)              Refrain from disparaging, criticizing or denigrating any Company Releasees;

ii)             Refrain from engaging in or assisting in any litigation against Company relating to anything referring to or occurring prior to the date of this Agreement unless court ordered to do so; and

iii)            Refrain from ever disclosing or using any Company Proprietary or Confidential Information, either directly or indirectly, without the express, written consent of Company.  For purposes of this Agreement, “Confidential Information” consists of any and all trade secrets as defined by the California Uniform Trade Secrets Act (California Civil Code§3426, et. Seq.) and Proprietary Information includes, without limitation, any information concerning any procedures, operations, techniques, data, compilations of information, member lists, pay practices, records, costs, employees, purchasing, sales, salaries, and all other information which is related to any service or business of Company, other than information which is generally known in the industry in which Company’s business is conducted or acquired from public sources all of which Proprietary Information is the exclusive and valuable property of Company.

3C.          Covenants by Company.

a.             Company shall through and following the date of this Agreement, cause its executive officers to refrain from disparaging, criticizing or denigrating Employee.

4A.          Waiver of § 1542 Rights by Employee.

You expressly waive all rights and relinquish all benefits afforded under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

You acknowledge that you may have claims which are covered by the terms of this Agreement which you have not yet discovered.  You acknowledge that you do intend to release any and all such unknown or unsuspected claims arising out of your employment by Company and understand the significance of your waiver of Section 1542.

4B.          Waiver of § 1542 Rights by Company.

Company expressly waives all rights and relinquishs all benefits afforded under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Company acknowledges that it may have claims which are covered by the terms of this Agreement which it has not yet discovered.  Company acknowledges that it does intend to release any and all such unknown or unsuspected claims arising out of your employment by Company and understands the significance of its waiver of Section 1542.

5.             No Admission of Liability.

You agree that this Agreement and the payment by Company of the consideration described in Section 2 is not an admission by Company Releasees of any wrongdoing or liability.  Company Releasees specifically deny any liability or wrongful acts against you.  The Company agrees that this Agreement and the covenants you are making described in this Agreement are not an admission by you of any wrongdoing or liability.  You specifically deny any liability or wrongful acts against Company.  The parties have entered into this Agreement in order to settle all disputes and differences between them, without admitting liability or wrongdoing by any party.

6.             SEC Requirements.

The Company will be filing a Form 8-K within 4 business days after execution of this Agreement disclosing the material terms of this Agreement, and in addition the Company will be filing a copy of this Agreement with the SEC not later than the date the Company files its next 10-Q.

7.             No Solicitation.

You agree that for a period of twelve months commencing with your termination date, you will not in any way, directly or indirectly (including through someone else acting on your recommendation, suggestion, identification or advice) facilitate or solicit any Company employees to leave its employment.

8.                                      Binding Effect.

You agree that this Agreement is binding upon yourself, your heirs, executors, administrators, successors and assigns.

9.                                      Consequences of Violating this Agreement.

You agree that the Company would be irreparably harmed by any actual or threatened violation of this Agreement that involves disclosure of the existence, terms, or amount payable under this Agreement and that the Company will be entitled to equitable relief prohibiting you from committing any such violation.

10.                               Severability.

Should any provision of this Agreement be declared or determined by any court or by an arbitrator to be illegal or invalid, the validity of the remaining parts, terms and provisions shall not be affected thereby and the illegal or invalid part, term or provision shall not be deemed to be a part of this Agreement.

11.                               Entire Agreement.

You acknowledge that this Agreement constitutes the entire and exclusive Agreement between Company and you with respect to the subject matter hereof and that no other promise, inducement or agreement has been made to you in connection with the subject matter hereof.  You further acknowledge that this Agreement is not subject to modifications of any kind, except for modifications in writing which are signed by both parties.

12.                               Governing Law.

The parties agree that this Agreement shall be construed and enforced pursuant to the laws of the State of California.

13.                               Attorney’s Fees.

Each party shall bear its own costs and attorney’s fees in this matter.

14.                               Dispute Resolution.

If a dispute or claim shall arise with respect to (i) any of the terms or provisions of this Agreement, or the performance of any party hereunder, or (ii) matters relating to this Agreement, then the aggrieved party may, by notice as herein provided and given no later than the expiration of the statute of limitation that California state law prescribes for such a claim, require that the dispute be submitted under the National Rules for Resolution of Employment Disputes of the American Arbitration Association then if effect.  The written decision of the arbitrator shall be binding and conclusive on the parties.  Judgment may be entered in any court having jurisdiction and the parties consent to the jurisdiction of the Superior Court of Los Angeles County, California for this purpose.  Any arbitration undertaken pursuant to the terms of this Agreement shall occur in Los Angeles County, California unless the parties mutually agree in writing to some other venue.  Each party will bear its own attorney’s fees associated with the arbitration.

15.                               Voluntary Agreement.

You hereby acknowledge that you have read this Agreement and fully know, understand and appreciate the contents and effects thereof, and that you execute this Agreement voluntarily and of your own free will and accord.

Very truly yours,

The Macerich Company

By:	/s/ Richard A. Bayer

Title:	Senior Executive Vice President and Chief Legal Officer

I HEREBY AGREE TO THE TERMS AND CONDITIONS OF THE FOREGOING RELEASE OF CLAIMS.

Date: March 26, 2010	/s/ Tony Grossi
Tony Grossi

609 7th Street, Santa Monica, CA 90401
Address

EXHIBIT A

FORM OF CONSULTING AGREEMENT

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is entered into as of this 1st day of May, 2010 (the “Effective Date”), by and between Tony Grossi, an individual (“Consultant”), and The Macerich Company, a Maryland corporation (the “Company”).  Consultant and the Company agree as follows:

I.                                         Engagement

The Company hereby engages Consultant and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth, for the Consulting Term.  The “Consulting Term” is the period of time commencing on the Effective Date and ending on the first to occur of:  (1) January 31, 2011; (2) Consultant’s written notice to the Company that he elects to terminate the Consulting Term for any reason; or (3) the date that Consultant materially breaches one of his obligations or agreements under this Consulting Agreement.

A.                                    Performance

Consultant shall perform consulting services as requested by the Company with reasonable notice as to matters with which Consultant is familiar or about which Consultant has acquired knowledge, expertise, or experience.  The Company is not obligated to call upon Consultant to provide any services or any minimum level of services.

B.                                    Competent Service

Consultant agrees to honestly and faithfully conduct himself at all times during the performance of consulting services for the Company.  Consultant agrees to perform his services in a diligent and competent manner.

II.                                     Compensation

In consideration for the services to be provided by Consultant, the Company will pay Consultant a Consulting Fee of Fifty Six Thousand Dollars ($56,000) each month (the “Consulting Fee”).  The Consulting Fee shall be paid for each month in the Consulting Term through and including the month in which the Consulting Term ends, whether or not Consultant is called upon to perform services during that month.  No Consulting Fee shall be payable with respect to any month following the month in which the Consulting Term ends.  The Consulting Fee for a particular month shall be paid not later than fifteen days following that month.  The Company shall have no obligation to pay or reimburse any expenses incurred by Consultant in performing the services.

III.                                 Termination

Upon termination or expiration of the Consulting Term pursuant to Section I, this Agreement shall terminate without further obligations to or by the Consultant under this Agreement, other than for payment of Consultant’s Consulting Fee through the month in which the Consulting Term ends (to the extent not theretofore paid).

IV.                                Relationship

A.                                    Independent Contractor

Consultant shall operate at all times under this Consulting Agreement as an independent contractor of the Company.

B.                                    Agency

This Consulting Agreement does not authorize Consultant to act as an agent of the Company or any of its affiliates or to make commitments on behalf of the Company or any of its affiliates.  Consultant and the Company intend that an independent contractor relationship be created by this Consulting Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action.  Consultant shall at no time hold himself out as an agent of the Company or any of its affiliates for any purpose, including reporting to any governmental authority or agency, and shall have no authority to bind the Company or any of its affiliates to any obligation whatsoever.

C.                                    Taxes

Consultant and the Company agree that Consultant is not an employee for state or federal tax purposes.  Consultant shall be solely responsible for any taxes due as a result of the payment of any consulting fee or other compensation pursuant to this Consulting Agreement.  Consultant will defend and indemnify the Company and each of its affiliates from and against any tax arising out of Consultant’s failure to pay such taxes with respect to any such payments.  If the Company reasonably determines that applicable law requires that taxes should be withheld from any payments or other compensation and benefits pursuant to this Consulting Agreement, the Company reserves the right to withhold, as legally required, and to notify Consultant accordingly.

D.                                    Workers’ Compensation and Unemployment Insurance

Consultant is not entitled to workers’ compensation benefits or unemployment compensation benefits provided by the Company.  Consultant shall be solely responsible for the payment of his workers’ compensation, unemployment compensation, and other such payments.  The Company will not pay for workers’ compensation for Consultant.  The Company will not contribute to a state unemployment fund for Consultant.  The Company will not pay the federal unemployment tax for Consultant.

E.                                      Benefits

Consultant shall not be entitled to participate in any vacation, medical, retirement, or other health and welfare or fringe benefit plan of the Company by virtue of this Consulting Agreement, and Consultant shall not make claim of entitlement any such employee plan, program or benefit on the basis of this Consulting Agreement.   Nothing in this Consulting Agreement is intended, however, to supersede or otherwise affect Consultant’s rights to continued medical, dental or group health or life insurance coverage following his termination of employment with the Company pursuant to COBRA.

V.                                    Non-Disparagement

Consultant agrees that he will not at any time during the Consulting Term, (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that denigrates or disparages, either professionally or personally, the Company, any of its subsidiaries or affiliates, or any of their respective directors, officers, or employees, successors or products, past and present, or (2) make any statement or engage in any conduct that has the purpose (or which a reasonable person reasonably should have known would likely have the effect) of disrupting the business of the Company or any of its subsidiaries or affiliates.

VI.                                Miscellaneous

A.                                    Successors

This Consulting Agreement is personal to each of Consultant and the Company and shall not, without the prior written consent of the other, be assignable by either of them.

B.                                    Waiver and Modification

No waiver of any breach of any term or provision of this Consulting Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Consulting Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.  This Consulting Agreement may not be amended or modified other than by a written agreement executed by Consultant and an authorized officer of the Company.

C.                                    Complete Agreement

This Consulting Agreement constitutes and contains the entire agreement and final understanding concerning Consultant’s consulting relationship with the Company and its affiliates, and the other subject matters addressed herein between the parties, and it supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof provided, however, that Consultant’s confidentiality, proprietary information, trade secret and similar obligations under any existing agreement with the Company shall continue.

D.                                    Severability

If any provision of this Consulting Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Consulting Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Consulting Agreement are declared to be severable.

E.                                      Choice of Law

This Consulting Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

F.                                      Advice of Counsel

In entering this Consulting Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Consulting Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.  Each party has cooperated in the drafting and preparation of this Consulting Agreement.  Hence, in any construction to be made of this Consulting Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

G.                                    Counterparts

This Consulting Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

H.                                    Headings

The section headings contained in this Consulting Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Consulting Agreement.

I have read the foregoing Consulting Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this          day of                       , 2010, in the State of California, with the effective date as set forth above.

CONSULTANT

Tony Grossi

EXECUTED this          day of                       , 2010, in the state of California, with the effective date as set forth above.

THE COMPANY

THE MACERICH COMPANY, A MARYLAND CORPORATION

By:

Its: